EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dear Sir,

We hereby consent to the incorporation by reference, in the Registration Statement on Form S-8 of Magic Software Enterprises Ltd. (the “Company”) relating to the registration of an additional 600,000 Ordinary Shares, par value NIS 0.1 per share, of the company authorized for issuance under its 2000 Employee Stock Option Plan, of our reports dated 7th February 2005 and 26th January 2004 relating to the balance sheet of Magic Software Enterprises UK Limited, a wholly owned subsidiary of the Company, as of 31 December 2004 and 2003, and the related statements of operations and changes in shareholders’ equity for each of the three years ended December 31, 2004, 2003 and 2002, which report appears in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31,2004.

/s/ LEVY COHEN & CO

March 2, 2006	LEVY COHEN & CO Registered Auditors